UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 15, 2006

BAUSCH & LOMB INCORPORATED

(Exact name of registrant as specified in its charter)

New York	1-4105	16-0345235
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Bausch & Lomb Place, Rochester, NY		14604-2701
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (585) 338.6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01     ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On May 17, 2006, the Company executed two letter waivers (the “Letter Waivers”), one under its $400,000,000 Five Year Revolving Credit Agreement, dated July 26, 2005 (the “U.S. Credit Agreement”) and the other under its five-year $375,000,000 term loan agreement, dated November 29, 2005 (the “Term Loan Agreement”), in favor of Bausch & Lomb B.V. and guaranteed by the Company. The Letter Waivers have been obtained in light of previously announced financial, accounting and tax matters involving the Company or its subsidiaries and matters concerning the Company’s ReNu® with MoistureLoc® product. Generally, the Letter Waivers provide for the following:

•                  Waiver from July 26, 2005 in the case of the U.S. Credit Agreement and November 29, 2005 in the case of the Term Loan Agreement, through October 2, 2006 in both cases, of any breach of representation or covenant under certain provisions of both agreements that may arise from previously announced events. With respect to matters related to the Company’s Brazilian subsidiary, BL Industria Otica, Ltda, and to the Company’s Korean subsidiary, Bausch & Lomb Korea Co. Ltd., the waivers are effective to the extent that such impact does not result in reductions in after tax profits of the Company of more than $50,000,000 in aggregate.

•                  Waiver, under the U.S. Credit Agreement, of any breach of certain covenants that may result from the Company’s failure to file financial statements with the U.S. Securities and Exchange Commission (the “SEC”) due to circumstances described in previously announced matters and that the Company’s filing of its Form 10-K Annual Report for the fiscal period ended December 31, 2005 (the “2005 10-K”) prior to October 2, 2006 will cure any non-performance of certain covenants under the U.S. Credit Agreement caused by failing to file such financial statements. During the waiver period, such failure will not result in a breach of or constitute a default under the Term Loan Agreement.

•                  Waiver of any default which may otherwise arise if the Company were to receive a notice of default under the Company’s Indenture with Citibank, N.A., dated September 1, 1991, as supplemented and amended (the “Indenture”) so that such a notice of default under the Indenture does not and will not constitute a default under the U.S. Credit Agreement and Term Loan Agreement or cause the Company to fail to satisfy conditions precedent necessary for the Company to borrow or for the lenders to make an advance under the U.S. Credit Agreement.

Both Letter Waivers require the Company to provide notice to the respective agents if it receives a notice of event of default under the Indenture. If (i) the Company fails to cure the default within the 60-day cure period, (ii) the notice of default is not waived and (iii) the trustee under the Indenture gives, or holders of not less than twenty-five percent (25%) of the principal amount of outstanding securities under any series with a principal amount of at least $50,000,000 under the Indenture give, notice that such securities and accrued interest are due and payable immediately, then 1) the agent under the U.S. Credit Agreement may terminate the obligation of the lenders to make advances (other than advances by an issuing bank of lender pursuant to Section 2.03(c) of the U.S. Credit Agreement), and of the issuing banks under the U.S. Credit Agreement to issue letters of credit, and (2) the respective agents under the agreements may provide the Company with written notice declaring due and payable any advances or loans, interest and other amounts payable under the U.S. Credit Agreement and Term Loan Agreement.

The Company’s 2005 10-K will contain restatements of prior period financial statements, including for the fiscal year 2004. The Letter Waivers further waive, permanently and irrevocably, (1) any breach of the Company’s representation under the U.S. Credit Agreement and the Term Loan Agreement that (i) its financial statements as at December 25, 2004 and March 26, 2005 fairly presented the consolidated financial condition of the Company and its subsidiaries for certain defined periods and (ii) at the dates of the U.S. Credit Agreement and Term Loan Agreement, there was no material adverse change since

December 25, 2004, other than as publicly disclosed prior to the date of the U.S. Credit Agreement or Term Loan Agreement, respectively, (2) any breach of representation concerning compliance with laws, and (3) any financial reporting covenants under the U.S. Credit Agreement and Term Loan Agreement. Such waiver will apply with respect to the financial periods covered by the 2005 10-K.

As consideration for the Letter Waivers, on June 1, 2006 and each thirty-day period thereafter through October 2, 2006 that the Company is delayed in filing its financial statements, the Company will pay a fee equal to 0.10% of the commitments of each lender that executed the waiver before the effective date.

The Company is not aware and has not been made aware that there has been any breach of representation, breach of covenant or event of default under the U.S. Credit Agreement or Term Loan Agreement. However, the parties believed it was prudent to execute the Letter Waivers as a precautionary measure.

There were no outstanding borrowings under the U.S. Credit Agreement as of the date of the Letter Waivers. The outstanding principal balance under the Term Loan Agreement was $375,000,000 as of the date of the Letter Waivers.

ITEM 8.01     OTHER EVENTS.

(1)  The Company has received a Notice of Final Partnership Administrative Adjustment (the “FPAA”) from the Internal Revenue Service (the “IRS”), relating to the tax years ending June 4, 1999 and December 25, 1999 of Wilmington Partners L.P. (“Wilmington”), a partnership in which the majority of the partnership interests are held by subsidiaries of the Company. Wilmington was formed in 1993 in connection with a financing transaction; the amounts received under that financing transaction have been repaid. The formation and existence of Wilmington has been identified in the Company’s financial statements, starting with the 1993 Annual Report, and continuing through 2004.

The FPAA proposes adjustments increasing the ordinary income reported by Wilmington for its December 25, 1999 tax year by a total of $10,049,595, and increasing long term capital gain reported by Wilmington for that tax year by $189,238,318. The FPAA also proposes a $550,000,000 negative adjustment to Wilmington’s basis in a financial asset contributed to it by one of its partners in 1993; this adjustment would also affect the basis of that partner — one of the Company’s subsidiaries — in its partnership interest in Wilmington.  If the FPAA’s proposed adjustments were sustained in full, the tax liabilities of the Wilmington partners for these tax periods could increase by over $200,000,000, plus penalties (asserted by the IRS at up to a 40% rate) and interest.  Since 1999, the Company’s consolidated financial statements have included a deferred tax liability relating to Wilmington, which would be used to offset the earnings impact of the increased taxes resulting from the proposed adjustments. As of December 25, 2004 this deferred tax liability equaled $162,800,000.

Although, there can be no assurance that the Company’s actual tax liability will not exceed the amount of the deferred tax liability described above, the Company disagrees with the grounds asserted for the adjustments, and with the assertion of penalties and interest by the IRS in the FPAA. As a result, the Company intends to file a timely petition to the United States Tax Court to challenge the proposed adjustments. No amounts of tax, penalties or interest can be assessed against the Company until a Tax Court determination is made, and an assessment, if any, would likely not be made until at least sometime in 2009.

The Company intends to assert its rights vigorously in this matter and believes that it has a number of substantive and procedural tax law defenses to  the IRS’s asserted adjustments. These defenses include, without limitation, (i)  that all of the transactions in question were motivated by legitimate business purposes; (ii)  that the tax consequences reported by Wilmington on its return follow directly from an application of the relevant provisions of the Internal Revenue Code and the Regulations thereunder to the transactions in question; and (iii)  that the assessment of any tax, penalty or interest resulting from the IRS’s asserted adjustments would be barred by applicable statutes of limitation. The Company notes that the applicable three-year statute of limitations for the relevant tax return has expired and that the IRS is apparently seeking to apply a special six-year statute of limitations which would have expired in early June

had the IRS not issued the FPAA.   The Company also notes that a key underpinning of the IRS’s proposed adjustments is its challenge to the basis of a financial asset of Wilmington which was established when that asset was contributed to Wilmington during its 1993 tax year. The transactions in which the financial asset was contributed to Wilmington were the subject of audit by the IRS when it examined the 1993 income tax returns of Wilmington and the Company. That examination — which resulted in no changes to Wilmington’s return, its basis in the financial asset, or the basis of the Company’s subsidiary in its partnership interest — has been closed since 2001.

A copy of the Company’s May 19, 2006 news release relating to the above matter is attached hereto as Exhibit 99.1 and incorporated in this Item 8.01 by reference.

(2)  As previously announced, on May 5, 2006 the Company commenced a tender offer and consent solicitation with respect to certain debt securities and convertible debt issued under the Indenture. On May 17, 2006, the Company issued a news release announcing that it had extended the tender offer and consent solicitation deadline with respect to its 7.125% debentures due 2028 (the “2028 Debentures”) to May 18, 2006 at 5:00 p.m., New York City time. A copy of the Company’s May 17, 2006 news release is attached hereto as Exhibit 99.2 and incorporated in this Item 8.01 by reference. On May 19, 2006, the Company issued a news release announcing that it had further extended the tender offer and consent solicitation deadline for the 2028 Debentures to May 24, 2006 at 5:00 p.m., New York City time. A copy of the Company’s May 19, 2006 news release is attached hereto as Exhibit 99.3 and incorporated in this Item 8.01 by reference. Neither deadline was extended for holders of other series of debt securities or convertible debt subject to the tender offer and consent solicitation.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial statements of businesses acquired.
- Not applicable

(b)	Pro forma financial information.
- Not applicable

(c)	Exhibits. The following exhibit is furnished as part of this report:

99.1 News Release dated May 19, 2006.

99.2 News Release, dated May 17, 2006.

99.3 News Release, dated May 19, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAUSCH & LOMB INCORPORATED

/s/ Stephen C. McCluski
Stephen C. McCluski
Senior Vice President and Chief Financial Officer

Date: May 19, 2006